EXHIBIT 10.15

MANHATTAN SCIENTIFICS, INC.

By:	/s/ Emmanuel Tsoupanarias
Name: Emmanuel Tsoupanarias
Title: Chief Executive Officer

NORMANDIE NEW MEXICO CORP.

By:	/s/ Marvin Maslow
Name: Marvin Maslow
Title: President

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of October 1st, 2009 (the "Agreement") by and between Normandie New Mexico Corp. (designating Marvin Maslow ("Maslow") as its key man with respect hereto) (the "Consultant") and Manhattan Scientifics, Inc. (the "Company").

WHEREAS, the Company desires to engage Consultant as a consultant and in connection therewith to provide certain consulting services described herein and such other services as agreed to in writing by the Company and the Consultant from time to time and Consultant is willing to be engaged by the Company as a consultant and to provide such services, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Consulting. The Company hereby retains Consultant, and Consultant hereby designates Marvin Maslow as its key man and operative and who will make himself available as such to the Company, upon the terms and subject to the conditions contained herein. During the Consultant Term (as hereinafter defined), Consultant shall provide the Consulting Services to the Company and report to the Company's Chief Executive Officer.

Consulting Services will include the activities historically provided to the Company by Maslow as Chairman Emeritus, including but not limited to conducting searches and negotiations on behalf of Company (subject to the ultimate approval of the Company's Chief Executive Officer and Board of Directors) for merger/acquisition candidates, fostering and maintaining relationships with Los Alamos and Sandia Laboratories, public relations and investor relations services, for the Company, raising awareness to support sales and marketing efforts of the Company as well as capital raising activities as requested.

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date hereof and shall continue until September 30, 2013 (the "Consultant Term"). This Agreement shall be automatically extended for additional one (1) year terms (the "Extended Term(s)") after expiration of the initial term hereof unless notice is given to Consultant at least ninety (90) days prior to the expiration of the initial Term or any Extended Term that the Company wishes not to extend the Term or any Extended Term.

3. Compensation. (a) In consideration of the services to be rendered by Consultant hereunder, during the Consultant Term the Company agrees to pay to Consultant, and Consultant agrees to accept, an annual consulting fee of $48,000, to be paid monthly in equal installments on the 1st of each month in advance (the "Consulting Fee") together with any applicable gross receipts, VAT or other similar tax.

(b) Upon the completion of a successful debt and/or equity investment financing made by Company, during the term of this Agreement, in which investors introduced to Company by Consultant or with respect to which Consultant has a pivotal role in completing any

such investment transaction, Company hereby agrees to compensate Consultant by payment of a "finder's fee" or "referral fee" equal to 6.0% of financing received by the Company from any such investors with respect to initial and subsequent investments made by such investors.

In the event that Company shall use the services of an outside investment consultant or investment banker identified by the Consultant in connection with attracting and closing debt or equity investments with and for the Company, the Company agrees to pay up to a total of 10% (not including any required non-accountable or accountable fees required by the outside investment consultant or investment banker), of the amount of such investment received by the Company, to be split among the Consultant and the outside investment consultant or investment banker.

(c) The Company agrees that if Consultant introduces the Company, during the term of this Agreement, to any person or entity that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof, or if not introduced by Consultant, Consultant has played a pivotal role in completing such transaction then the Company shall pay to Consultant a fee, in cash or in stock at the election of the Consultant, calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

6% on the first	$ 2,000,000
5% on the amount from	$ 2,000,001 to $ 3,000,000
4% on the amount above	$ 3,000,001

"Transaction Value" shall mean the aggregate value of all cash, securities, notes, debentures purchase options, and consideration paid by the Company in connection with any merger, acquisition, joint venture or other similar transaction. In those situations where the aggregate value would be speculative (as where "earn out" sums are paid by the issuance of securities) the commission payable shall be paid in kind as and when issued by the Company.

(d) Consultant may be granted a discretionary bonus in cash, additional common stock or cashless options (the terms and conditions of which are to be negotiated and reviewed by tax and securities counsel) to purchase the Company's common stock upon annual review by the Company's Compensation Committee or Board of Directors and be granted at a level commensurate with Consultant's accomplishments and level and scope of activity.

(e) The Company shall promptly make a good faith determination of the means by which it will proceed to satisfy all existing loans payable to Maslow.

4. Termination. (a) *Termination For Cause*. The Consulting Term may be terminated by the Company prior to the expiration of the Consulting Term for "Cause." In the event of a termination of the Consulting Term for "Cause," the Company shall have no further obligation for the payment of Consulting Fees under this Section 3(a) of this Agreement or non-accountable expenses and insurance coverages under Section 5 of this Agreement. For purposes of this Agreement, the term "Cause" shall mean the material and repeated occurrence of the Consultant's willful failure or refusal (other than by reason of a Disability, as defined below) after written notice and a reasonable opportunity to cure, to perform the Consulting Services as reasonably requested by the Company.

(b) Termination Without Cause. The Consulting Term may be terminated by the Company prior to the expiration of the Consulting Term without "Cause." In the event of a termination of the Consulting Term without "Cause," the Company shall be required to continue to pay to the Consultant all sums payable hereunder i.e., fees and non-accountable expense allowance) for the remainder of the Consultant Term.

(c) Death; Disability. The Company's relationship with the Consultant during the Consulting Term shall automatically terminate upon the Consultant's death or "Disability." In the event of a termination of the Consulting Term upon death or Disability, the Company shall have no further obligation for the payment of Consulting Fees under this Agreement. For purposes of this Agreement, the term "Disability" shall mean the inability of the Consultant to perform the Consulting Services on account of physical or mental illness or incapacity for a Term of 180 calendar days, whether or not consecutive, during the Consulting Term, as a result of a condition that is expected to result in a total or permanent disability. The death or Disability, as defined herein, of Maslow shall have the effect of terminating the obligation of the Company to pay the Consulting Fee provided for in paragraph 3 (a) hereof and the Benefits provided for in paragraph 5 hereof but shall not terminate the obligation of the Company to pay the entitlements set forth in paragraph 3 (b) and (c) above whether such entitlements accrue before or after such event of death or disability.

5. Benefits. The Consultant will receive an annual non-accountable expense allowance of $48,000, to be paid monthly in equal installments on the 1st day of each month in advance. The Company shall also continue to pay for the Consulting Term for the existing health-related insurance coverages Consultant currently receives.

6. Confidential Information. Consultant recognizes and acknowledges that by reason of Consultant's retention by and service to the Company before, during and, if applicable, after the Consulting Term, Consultant will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that he will not, unless expressly authorized in writing by the Company, at any time during the Consulting Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into

Consultant's possession during the Consulting Term shall remain the property of the Company. Except as required in the performance of Consultant's duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Consultant's duties for the Company or otherwise permitted hereunder and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant's possession.

7. Independent Contractor. It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever. The Consultant shall not be required to work a minimum numbers of hours. The Consultant, however, may be invited, and if invited shall attend, as a guest to attend (in person or telephonically) Board of Directors meetings upon reasonable notice from the Company. The Consultant shall have the ability to sit on non-competitive outside boards and/or to consult with other non-competitive companies or organizations and to serve as management on these companies and receive compensation for such service.

8. Conflict of Interest. The Consultant and the Company hereby agree that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement.

9. Indemnification. Consultant shall continue to be indemnified for acts and omissions to the fullest extent permitted under applicable law and pursuant to the Company's corporate governance documents and the Company's existing policies and procedures. The Company, however, will not be obligated to indemnify or defend Consultant in any instance in which the Company, in its reasonable discretion exercised in good faith, believes that Consultant has been involved in an act of fraud, gross negligence, willful misconduct or bad faith. Consultant will continue to be covered under the Company's directors' and officers' insurance for matters occurring during Consultant's tenure Consultant agrees that he will reasonably cooperate with Company to the best of his ability in the defense, including the preparation of any defense, of any litigation or administrative proceedings or appeals brought against the Company of which he has any personal knowledge.

10. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

11. Binding Effect; Benefits. None of the parties hereto may assign his or its rights hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such consent shall be null and void and without effect. This

Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

12. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :

If to the Consultant, to:

With a copy to: Larry H. Schatz, Esq.
Grubman, Indursky & Shire, P.C.
152 W. 57th Street, 31st floor
New York, NY 10019
Fax: 212-554-0444

12. Entire Agreement; Amendments. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

13. No Assignment. This Agreement is personal to each of the parties. Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

14. Severability. The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof. The parties hereto each hereby submits themselves for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state courts in the State of New York.